EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Forms S-8, No. 333-42422, No. 333-89913, No. 333-66767, and No. 333-66769)
pertaining to the Tropical Sportswear Int'l Corporation 2000 Long-Term Incentive Plan, pertaining to the Tropical Sportswear Int'l Corporation Employee Stock Option Plan as Amended and Restated; pertaining to the Tropical Sportswear Int'l Corporation Non-Employee Director Stock Option Plan; and pertaining to the Apparel International Group, Inc. 1996 Stock Option Plan, of our report dated November 6, 2000, with respect to the consolidated financial statements and schedule of Tropical Sportswear Int'l Corporation included in the Annual Report (Form 10-K) for the year ended September 30, 2000.



                                                       /s/ Ernst & Young LLP



Tampa, Florida
December 15, 2000